Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated January 7, 2022, on the consolidated financial statements of Bantec, Inc. and Subsidiaries for the years ended September 30, 2021 and 2020, included herein on the registration statement of Bantec, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

September 16, 2022